Coffee Holding Co., Inc. Reports Results for Three Months Ended January 31, 2018

STATEN ISLAND, New York – March 7, 2018. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “Coffee Holding Company”) today announced its operating results for the three months ended January 31, 2018.

Net Sales. Net sales totaled $22,083,219 for the three months ended January 31, 2018, an increase of $2,450,852, or 12.5%, from $19,632,367 for the three months ended January 31, 2017. The increase in net sales reflects a gain of approximately $4.4 million in sales of branded and private label coffee to both new and existing customers.

Cost of Sales. Cost of sales for the three months ended January 31, 2018 was $18,287,657, or 82.8% of net sales, as compared to $16,500,776, or 84.1% of net sales, for the three months January 31, 2017. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The increase in cost of sales reflects the change in the product mix as compared to the quarter ended January 31, 2017 and the inclusion of results of our subsidiary CFI which results were not included in the quarter ended January 31, 2017 since the transaction was completed in February 2017.

Gross Profit. Gross profit for the three months ended January 31, 2018 was $3,795,562, an increase of $663,971 from $3,131,591 for the three months ended January 31, 2017. Gross profit as a percentage of net sales increased to 17.2% for the three months ended January 31, 2018 from 15.9% for the three months ended January 31, 2017. The increase in gross profits resulted from improved margins on our wholesale and roasted business.

Operating Expenses. Total operating expenses increased by $387,755 to $2,906,936 for the three months ended January 31, 2018 from $2,519,181 for the three months ended January 31, 2017. The quarter ended January 31, 2018 included approximately $435,000 of selling and administrative expenses related to CFI, which was not included in the January 31, 2017 results since the transaction was completed in February 2017. Therefore, without the $435,000 of selling and administrative expenses related to CFI, our overall operating expenses would have been reduced by approximately $48,000.

Other Income (Expense). Other expense for the three months ended January 31, 2018 was $94,276, an increase of $50,284 from $43,992 for the three months ended January 31, 2017. The increase in other expense was attributable to an increase in interest expense of $34,766, a reduction in our interest income of $9,384 and our loss from our equity investments, during the three months ended January 31, 2018.

Income Taxes. Our provision for income taxes for the three months ended January 31, 2018 totaled $213,764 compared to $171,113 for the three months ended January 31, 2017. The change was attributable to the difference in the gain for the quarter ended January 31, 2018 versus the gain in the quarter ended January 31, 2017.

Net Income. We had net income of $431,387 or $0.07 per share basic and diluted, for the three months ended January 31, 2018 compared to net income of $375,782, or $0.06 per share basic and diluted for the three months ended January 31, 2017. The increase in net income was due primarily to the reasons described above.

“We are pleased to announce our third consecutive reporting period in which we achieved strong top line growth. Sales increased 12.5% in the first quarter of our new fiscal year as compared to the same period last year. This growth was achieved primarily through increased sales of our roasted products. During the latter part on the quarter, we received our first purchase orders and began shipping product for our two new private label agreements. By all early indications, we believe these accounts will purchase higher volumes of product than originally anticipated. Also, sales of Café Caribe continue to increase as we entered into several new distribution agreements over the last few months. Although no individual new distribution is transformative in nature, we continue to build this business and increase our store penetration in our key existing markets.

Along with our growth in revenues, we also increased our gross profit margin by over 100 basis points during this period, to 17.2% in the first fiscal quarter of 2018 as compared to 15.9% in the first fiscal quarter of 2017” said Andrew Gordon President and CEO of Coffee Holding Co. Inc.

“I believe that our ability to increase margins while at the same time increasing sales validates our improved sales mix between wholesale green coffee and roasted branded and private label coffees and also further indicates that we are not being pressured to discount our prices to achieve our sales growth. In addition, our ability to increase sales while also decreasing our operating expenses justifies the internal improvements we have achieved, including a much improved operating performance from our most recent acquisition Comfort Foods, and confirms that we have a highly scalable platform, which we expect to lead to continued margin improvement and profit expansion in 2018.  We believe this is due to our horizontally integrated business model in which we sell a broad array of products over multiple price points,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

718-832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JANUARY 31, 2018 AND OCTOBER 31, 2017

	January 31, 2018	October 31, 2017
	(Unaudited)

- ASSETS -
CURRENT ASSETS:
Cash	$3,321,793	$2,325,650
Accounts receivable, net of allowances of $144,000 for 2018 and 2017	14,638,583	13,441,802
Inventories	15,077,317	16,310,572
Prepaid green coffee	105,685	171,350
Prepaid expenses and other current assets	502,541	593,825
Prepaid and refundable income taxes	342,304	472,814
TOTAL CURRENT ASSETS	33,988,223	33,316,013

Machinery and equipment, at cost, net of accumulated depreciation of $5,724,548 and $5,557,899 for 2018 and 2017, respectively	2,418,141	2,439,338
Customer list and relationships, net of accumulated amortization of $79,875 and $72,250 for 2018 and 2017, respectively	360,125	367,750
Trademarks	820,000	820,000
Other intangible assets	331,124	331,124
Goodwill	1,548,969	1,794,265
Equity method investments	89,828	94,643
Deferred income tax asset	179,958	339,748
Deposits and other assets	537,261	497,529
TOTAL ASSETS	$40,273,629	$40,000,410

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,794,828	$4,430,626
Line of credit	9,407,627	8,407,527
Due to broker	94,994	210,862
Income taxes payable	2,636	1,346
TOTAL CURRENT LIABILITIES	13,300,085	13,050,361

Deferred income tax liabilities	297,344	629,680
Deferred rent payable	240,820	240,379
Deferred compensation payable	528,261	488,529
TOTAL LIABILITIES	14,366,510	14,408,949

STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,742,894 and 5,805,935 shares outstanding as of January 31 2018 and October 31, 2017	5,743	6,494
Additional paid-in capital	16,104,075	16,104,075
Retained earnings	12,776,877	12,345,490
Less: Treasury stock, 751,786 and 688,745 common shares, at cost as of January 31, 2018 and October 31, 2017	(3,768,687)	(3,504,510)
Total Coffee Holding Co., Inc. Stockholders’ Equity	25,118,008	24,951,549
Noncontrolling interest	789,111	639,912
TOTAL EQUITY	25,907,119	25,591,461
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,273,629	$40,000,410

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED JANUARY 31, 2018 AND 2017

(Unaudited)

	January 31, 2018	January 31, 2017
NET SALES	$22,083,219	$19,632,367

COST OF SALES (which include purchases of approximately $1.4 million and $.8 million for the three months ended January 31, 2018 and 2017, respectively, from a related party)	18,287,657	16,500,776

GROSS PROFIT	3,795,562	3,131,591

OPERATING EXPENSES:
Selling and administrative	2,736,686	2,350,591
Officers’ salaries	170,250	168,590
TOTAL	2,906,936	2,519,181

INCOME FROM OPERATIONS	888,626	612,410

OTHER INCOME (EXPENSE):
Interest income	3,047	12,431
(Loss) gain from equity method investments	(4,815)	1,319
Interest expense	(92,508)	(57,742)
TOTAL	(94,276)	(43,992)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	794,350	568,418

Provision for income taxes	213,764	171,113

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	580,586	397,305
Less: net income attributable to the non-controlling interest in subsidiary	(149,199)	(21,523)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$431,387	$375,782

Basic and diluted earnings per share	$0.07	$0.06

Weighted average common shares outstanding:
Basic and diluted	5,765,335	5,862,302

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JANUARY 31, 2018 AND 2017

(Unaudited)

	January 31, 2018	January 31, 2017
OPERATING ACTIVITIES:
Net income	$580,586	$397,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174,274	180,090
Unrealized gain on commodities	(115,868)	(38,949)
Loss (gain) on equity method investments	4,815	(1,319)
Deferred rent	441	2,292
Deferred income taxes	72,750	(35,925)
Changes in operating assets and liabilities:
Accounts receivable	(1,196,781)	2,315,292
Inventories	1,233,255	(207,234)
Prepaid expenses and other current assets	91,284	79,340
Prepaid green coffee	65,665	(71,406)
Prepaid and refundable income taxes	130,510	197,378
Accounts payable and accrued expenses	(635,798)	(760,039)
Deposits and other assets		5,099
Income taxes payable	1,290	1,222
Net cash provided by operating activities	406,423	2,063,146

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(145,452)	(255,126)
Net cash used in investing activities	(145,452)	(255,126)

FINANCING ACTIVITIES:
Advances under bank line of credit	1,000,100	1,000,100
Purchase of treasury stock	(264,928)
Principal payments under bank line of credit		(3,200,000)
Net cash provided by (used in) financing activities	735,172	(2,199,900)

NET INCREASE (DECREASE) IN CASH	996,143	(391,880)

CASH, BEGINNING OF PERIOD	2,325,650	3,227,981

CASH, END OF PERIOD	$3,321,793	$2,836,101

	January 31, 2018	January 31, 2017
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$85,039	$61,823
Income taxes paid	$9,214	$3,846